Exhibit 8.2

17th Floor, One ICC, Shanghai ICC 999 Huai Hai Road 200031 Shanghai P. R. China T +86 21 2412 6000 F +86 21 2412 6150 www.kwm.com

January 22, 2020

To: Qutoutiao Inc.

11/F, Block 3, XingChuang Technology Center

Shen Jiang Road 5005,

Pudong New Area, Shanghai, 200120

People’s Republic of China

+86-21-6858-3790

Referred as the “Company”

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such, are qualified to issue this opinion in respect of the laws and regulations of the PRC effective as at the date hereof.

We have acted as PRC legal counsel for Qutoutiao Inc. (the “Company”), an exempted company incorporated under the laws of the Cayman Islands, in connection with the Company’s Prospectus Supplement dated as of January 22, 2020 and the accompanying base prospectus which form a part of a registration statement on Form F-3 (the “Registration Statement”) originally filed by the Company under the United States Securities Act of 1933, as amended, with the United States Securities and Exchange Commission on November 19, 2019, in relation to the resale by the Selling Shareholder of up to 5,920,492 American depositary shares, or ADSs, representing 1,480,123 Class A ordinary shares of Qutoutiao Inc, US$0.0001 par value per share (the “Resale”).

We have been requested to give this opinion on certain legal matters set forth herein.

The following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

Based on the foregoing, we are of the opinion that:

1.

As of the date hereof, the statements set forth in the Registration Statement under the captions “Taxation”, in each case insofar as such statements describe or summarize PRC Laws referred to therein, are true and accurate in all material respects.

The above opinion is subject to the following assumptions and qualifications:

(a)	We express no opinion on the laws of any jurisdiction other than the PRC. This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(b)

There is no guarantee that any of the PRC Laws will not be changed, updated, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect. There is no assurance that such change, update, amendment, replacement or revocation in any of the PRC Laws after the date hereof did not, or will not, by any means affect our opinion expressed above. We do not assume any responsibility for any of such effect that was, or is expected to be caused by such change, update, amendment, replacement or revocation, nor we assume any obligation to update or supplement the above opinion to reflect any facts or circumstances which may hereafter come to our attention or to any changes in law which may occur.

(c)	This Opinion is confined to and rendered on the basis of the PRC Laws currently effective and no opinion is expressed as to matters of fact or commercial matters.

(d)	This Opinion is limited to paragraph 1 above only.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is provided to the Company for the Resale by us in our capacity as the Company’s PRC legal counsel and may not be relied upon by any other persons or corporate entities or used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Taxation” and “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ King & Wood Mallesons

King & Wood Mallesons